Exhibit 99.2

           Moody's Corporation Authorizes Share Repurchase
               Program and Declares Quarterly Dividend


    NEW YORK--(BUSINESS WIRE)--Oct. 26, 2005--Yesterday the Board of Directors of Moody's Corporation (NYSE: MCO) authorized a new $1 billion share repurchase program. Moody's expects to complete its current $600 million program shortly and then to commence repurchases under the new program. Although the new authorization does not have an expiration date, Moody's anticipates completing the new program during the first half of 2007. As Moody's announced last quarter, the company plans to return capital to shareholders by purchasing shares systematically, as well as continuing to purchase opportunistically when conditions warrant. As a result, the company's share repurchase activity may continue to vary from quarter to quarter.
    Since becoming a public company in September 2000 and through September 30, 2005, Moody's has repurchased 59.8 million shares at a total cost of $1.4 billion, including 30.5 million shares to offset shares issued under employee stock plans.
    Moody's Board of Directors also declared a regular quarterly dividend of 5.5 cents per share of Moody's common stock. The dividend will be payable December 10, 2005 to shareholders of record at the close of business on November 20, 2005.
    Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.


    CONTACT: Moody's Corporation
             Investor Relations and Corporate Finance:
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com